Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 10, 2015, relating to the consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows of USG Boral Building Products Pte. Limited and its subsidiaries for the period January 14, 2014 (date of incorporation) to June 30, 2014, furnished along with the Annual Report on Form 10-K of USG Corporation for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte PLT

Deloitte PLT

Kuala Lumpur, Malaysia
November 29, 2017